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                                                                    EXHIBIT 10.4


STATE OF NORTH CAROLINA

                                 LEASE AGREEMENT

COUNTY OF ALAMANCE

THIS LEASE AGREEMENT ("Lease") is made and entered into as of the 25th day of April, 1995, by and between Roche Biomedical Laboratories, Inc. ("Landlord"), and Roche Image Analysis Systems, Inc. ("Tenant").

WITNESSETH:

In consideration of the rents hereinafter agreed to be paid and in consideration of the mutual covenants and agreements hereinafter recited, Landlord does hereby lease and demise unto Tenant and Tenant does hereby lease and take as Tenant from Landlord those certain Premises with improvements thereon containing approximately 13,500 square feet (the "Premises") within the building ("Building") situated on certain land at 112 Orange Drive, in the City of Elon College, County of Alamance, State of North Carolina, and being more particularly described on Exhibit "A" attached hereto and made a part hereof.

TO HAVE AND TO HOLD the said Premises unto the Tenant upon the following terms and conditions:

1. Term. The Term of this Lease shall be for a period of one (1) year, commencing on the 25th day of April, 1995, at 12:01 a.m., and ending on the 24th day of April, 1996, unless sooner terminated as herein provided.

2. Option to Renew: So long as Tenant is not in default hereunder, it is agreed that at the expiration of the initial term (the "Initial Term") of this Lease, Tenant shall have the option to renew this Lease for one (1) additional one-year term (the "Initial Renewal Term"). Such Initial Renewal Term shall commence as of the end of the Initial Term of this Lease and shall be subject to and in accordance with all terms and conditions set forth in this Lease. After the Initial Renewal Term, Tenant shall have three (3) additional one-year renewal terms (the "Additional Renewal Terms"). If Tenant shall desire to exercise this option for the Initial Renewal Term or any Additional Renewal Term, it shall give Landlord written notice not less than ninety (90) days prior to the expiration of the Initial Term, the prior Initial Renewal Term or Additional Renewal Term of this Lease. With respect to the Additional Renewal Terms, after receipt of said notice, Landlord shall have thirty
      (30) days to decide whether to renew the Lease and such renewal shall occur only after Landlord provides Tenant with its written consent thereto.

3. Rental. Tenant shall pay to Landlord the sum of One Hundred and Eight Thousand Dollars ($108,000.00) per year, (which is equivalent to a rate of $8.00 per square foot per year) payable in monthly installments of Nine Thousand Dollars ($9,000.00), each installment due on the first day of the month, in advance, during the Initial Term of this Lease, but payable on or before the tenth day of the month. In the event the Term shall commence on a day other than first day of a month or terminate on a day other than the last day of a month, the rent for such partial month shall be prorated. In the event that Tenant and Landlord agree to renew the Lease for the Initial Renewal Term or any Additional Renewal Terms, the rental rate for such terms shall be determined by Landlord based upon obtaining an independent appraisal (the "Appraisal") of the fair market value rental rate of the Premises. In any event, Landlord shall provide Tenant with said Appraisal no later than six (6) months prior to the end of the current term.

4. Surrender of Premises. At the termination of this Lease, Tenant shall surrender the Premises and all keys and access cards, if any, to Landlord. The Premises shall be in the same condition as at the commencement of the Term, normal wear and tear and loss from casualty excepted, and Tenant shall remove from the Premises all of its property.

5. Holding Over. If Tenant remains in possession after expiration of the Initial Term or any Renewal Term(s), the tenancy shall be continued month-to-month and shall be terminable thereafter by either party
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      upon a thirty day written notice to the other party.

6. Subletting and Assignment. Tenant may not sublease or assign all or any part of the Premises without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed.

7. Use. The Premises shall be used and occupied by Tenant for business administration, research and development, training, assembly, technical services and support, distribution and related purposes. Tenant, at Tenant's expense, shall comply with all applicable rules, regulations, ordinances and laws of governmental authorities having jurisdiction of the Premises, but only insofar as compliance shall pertain to the conduct of Tenant's business. It shall be the responsibility of the Landlord, at Landlord's expense, to ensure that the Premises, the Building, and any use, repairs, alterations, changes or additions to the Premises or the Building comply with all applicable laws, regulations, ordinances and rules, including but not limited to the Americans with Disabilities Act and the accessibility guidelines issued thereunder.

8. Change in Law or Regulation. Notwithstanding anything in this Lease to the contrary, should legal counsel for Landlord or Tenant reasonably conclude that this Lease or Tenant's use of the Premises is or may be in violation of any law or regulation, or subsequent changes in any applicable law or regulation, this Lease shall terminate upon a thirty day notice to the other party unless within said thirty day period the parties agree to such modifications in this Lease or use of the Premises that may be necessary to establish compliance with the law or regulation.

9. Utilities and Other Services. Landlord shall provide the Premises with reasonable janitorial and general cleaning services (Monday through Friday, exclusive of holidays). Landlord shall provide the Premises with sufficient heating and air conditioning to adequately heat and cool the Premises. Landlord shall cause telephone service (with Tenant being responsible for usage charges), electric service and water to be furnished to the Premises, and shall be responsible for all property taxes with respect to the Building. Landlord shall furnish adequate running water to the Building, water fountain, lavatories, and toilets in the common area of the Building and shall furnish elevator service, if applicable, to the Premises during ordinary business hours and shall make reasonable elevator service available to such persons who may be permitted to enter the Building at other times. Landlord shall be responsible for security, lighting, sanitary waste disposal, parking area maintenance, and landscaping, in such a manner as is reasonable in Landlord's opinion. So long as Tenant shares in the maintenance and other related costs, Landlord will allow Tenant to share in the usage of the photocopier (Xerox Model No. 1090; Serial No. M08047158) located within the Premises.

10.   Maintenance and Repairs

      (a) Landlord, at its cost, shall maintain in good condition (i) the structural portions of the Building and other improvements that are a part of the Premises, such structural parts include the foundations, load-bearing and exterior walls, sub-flooring and roof,
            (ii) the electrical, plumbing, and sewage systems, (iii) window frames, gutter, and downspouts on the Building and other improvements that are a part of the Premises, and (iv) heating, ventilation and air-conditioning systems servicing the Premises.

      (b) Landlord shall repair the Premises if they are damaged by (i) causes which Tenant has no control, (ii) acts or omissions of Landlord, or its authorized representatives, or (iii) Landlord's failure to perform its obligations under this paragraph.

      (c) Tenant shall repair the interior of the Premises, partitions, and glass damaged due to the neglect of Tenant, its agents or employees.

11. Inspections, Access. Landlord, without abatement of rent and without being deemed guilty of an eviction of the Tenant, may with reasonable notice, enter the Premises at reasonable hours to exhibit the same to prospective purchasers or tenants; to make repairs required of Landlord; to make repairs, alterations or
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      additions to adjoining space which Landlord shall deem necessary; and to take upon the Premises all materials that may be required.

12. Condition of Premises; Alterations and Improvements; Signs. It is understood and agreed by Tenant that the Premises are being leased to Tenant in its "as-is" condition. Tenant shall not make alterations in or additions to the Premises without first obtaining the Landlord's written consent, such consent shall not be unreasonably withheld or delayed. All erections, additions, fixtures and improvements, except the movable office furniture and partitions of the Tenant, made in or upon the Premises, either by the Tenant or the Landlord, shall be the Landlord's property and shall remain upon the Premises at termination, by lapse of time or otherwise, without compensation to the Tenant. Any mechanics liens or other liens placed on the Premises as a result of any Tenant alterations made pursuant to this paragraph shall be promptly discharged by Tenant unless Tenant is contesting such lien in good faith and Tenant has made appropriate reserves therefore. Tenant shall not erect or install any signs on the Premises without Landlord's consent, which shall not be unreasonably withheld or delayed, except for such signs as may be required by law.

13. Tenant's Property. All property placed on the Premises (by, at the direction of, or with the consent of Tenant, its employees, agents, licensees or invitees) shall be at the risk of Tenant or the owner thereof, and Landlord shall not be liable for any loss of or damage to said property resulting from any cause whatsoever unless such loss or damage is the result of Landlord's negligent or willful acts or omissions.

14. Insurance. Throughout the Initial Term of this Lease and any exercised Renewal Term, Landlord shall carry fire and extended coverage insurance insuring its interest in the Building and the Premises, such insurance to be written by insurance companies, and in amounts, satisfactory to Landlord. Tenant shall be responsible for fire and extended coverage insurance insuring its interest, if any, in improvements to or in the Premises and its interest in its office furniture, equipment, supplies and other property. Tenant shall insure or self-insure against any liability of Tenant and its authorized representatives arising out of and in connection with Tenant's use or occupancy of the Premises up to one million dollars ($1,000,000) on account of bodily injuries to or death of one person, and one million dollars ($1,000,000) on account of bodily injuries to or death of more than one person as the result of any one accident or disaster and five hundred thousand dollars ($5,000,000) on account of damage to property.

15. Fire or Other Casualty. Tenant shall give immediate notice to Landlord of partial damage to the Premises by fire or other casualty. Landlord shall cause the damage to be repaired with reasonable speed. Rent shall be proportionately reduced to the extent that the Premises are rendered untenantable. If the Premises are destroyed or so damaged that in normal course the Premises cannot be made tenantable within sixty days, or if the damage occurs during the last ninety days of the term and the Tenant does not exercise any option to renew, either Landlord or Tenant may terminate this Lease by written notice to the other. Rentals shall be adjusted as of the date of the damage, and Tenant shall vacate the Premises within twenty days from the notice of termination.

16. Condemnation. If the whole or any part of the Premises shall be taken or condemned by any competent authority for any public or quasi public use or purpose such as to render the Premises unsuitable for Tenant's use, in Tenant's discretion, then the Term shall terminate from the date of possession, and the rentals shall be apportioned accordingly. The condemnation award shall be paid to Landlord with the exception of any portion as may be attributable to Tenant's property, such portion shall be paid to Tenant.

17. Quiet Enjoyment. Landlord agrees that Tenant, upon paying the rent and performing all the terms and conditions of this Lease, shall quietly have, hold and enjoy the Premises for the Term as herein stated.

18. Notices. Any notice or demand which by any provision of this Lease is required or permitted to be given by either party shall be deemed to have been sufficiently given for all purposes when made in writing and hand-delivered or sent in the United States mail as certified or registered mail, return receipt requested, postage prepaid and addressed as follows:
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      if to Landlord:         Roche Biomedical Laboratories, Inc.
                              348 S. Main Street
                              Burlington, North Carolina 27215
                              Attention:  Facilities Planning

      with a copy to:         Roche Biomedical Laboratories, Inc.
                              231 Maple Avenue
                              Burlington, North Carolina 27215
                              Attention:  Law Department

      if to Tenant:           Roche Image Analysis Systems, Inc.
                              112 Orange Drive
                              Elon College, North Carolina 27244
                              Attention:  Gary J. Vega

      with a copy to:         Hoffmann-La Roche Inc.
                              340 Kingsland Street
                              Nutley, New Jersey 07110
                              Attention:  Law Department

19. Default. The occurrence of one or more of the following events (an "Event of Default") shall constitute default by the Tenant:

      (a) the rental payments are not paid at the time and place due as provided herein. Landlord shall give Tenant ten days written notice of Landlord's intent to declare Tenant in default hereunder, and Tenant shall have the right to cure such default within ten days from receipt of the notice;

      (b) Tenant fails to comply in any material respect with any term, provision, condition or covenant of this Lease (other than the payment of rent), and does not cure such failure within thirty days after written notice by Landlord specifying such default;

      (c) Tenant files (or has filed against it) any petition or action for relief under any creditor's law (including bankruptcy, reorganization, or similar actions), either in a state or federal court;

      (d) Tenant becomes insolvent or makes an assignment for benefit of creditors;

      (e)   a receiver is appointed for Tenant; or

      (f)   the leasehold interest of Tenant is attached or levied upon.

20. Landlord's Remedies Upon Default by Tenant. Landlord shall have the following remedies if Tenant commits an Event of Default. These remedies are not exclusive; they are cumulative in addition to any remedies now or later allowed by law.

      (a) Landlord shall have the right to terminate this Lease and Tenant's rights to possession of the Premises at any time without notice to vacate, re-enter the Premises, pursue its remedies at law or in equity to recover from Tenant all amounts of rent then due or thereafter accruing, and pursue such other damages as are caused by Tenant's default.

      (b) No course of dealing between Landlord and Tenant or any delay in exercising any rights that either party may have under this Lease shall operate as a waiver of any of the rights hereunder, nor shall any waiver of a prior default operate as a waiver of any subsequent default or defaults and no express waiver shall affect any condition, covenant, rule or regulation other than the one specified in such waiver and that one only for the time and in the manner specifically stated.
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21.   Indemnification. Tenant agrees to indemnify and defend Landlord and to save harmless Landlord, and the licensees, invitees, agents, servants and employees of Landlord against and from claims by or on behalf of any person, firm or corporation, arising by reason of injury to person or property occurring on the Premises or Building, to the extent occasioned by a negligent or intentional act or omission on the part of Tenant. Landlord agrees to indemnify and defend Tenant and to save harmless Tenant, and the licensees, invitees, agents, servants and employees of Tenant against and from claims by or on behalf of any person, firm or corporation, arising by reason of injury to person or property occurring on the Premises or Building, to the extent occasioned by a negligent or intentional act or omission on the part of Landlord. In no event shall either party be liable for incidental, consequential, or special damages (including lost profits or revenue). Tenant agrees to pay Landlord promptly for damage to the Premises or Building caused by Tenant and for damage due to neglect of the Premises by Tenant or neglect by Tenant of its equipment, apparatus and appurtenances of which Tenant is obligated to preserve hereunder.

22. Successors and Assigns. The provisions of this Lease shall bind and inure to the benefit of Landlord and Tenant, and their respective successors, heirs, legal representatives and assigns.

23. Termination for Changes in Control or Ownership. Tenant shall give notice to Landlord within fifteen (15) business days of any change in control or ownership of Tenant. After receipt of Tenant's notice of change in ownership or control, Landlord shall have thirty (30) days to give notice of its intent to terminate this Lease; said termination to be effective on the date stated in the notice, provided that said termination date shall not be less than six (6) months after the date of notice. For purposes of this section, "change in control or ownership" shall include (i) except with respect to HLR Holdings, Inc. or any of its affiliates, any reorganization, merger, consolidation, sale, issuance or repurchase of securities, acquisition of securities or voting rights, or any other transaction or arrangement, or series of transactions or arrangements, resulting directly or indirectly in the acquisition by any person or entity of the securities of Tenant, or (ii) the liquidation, sale, lease, conveyance or other disposition of substantially all of the assets of Tenant.

24. Mutual Waiver of Subrogation. For the purpose of Waiver of Subrogation, the parties mutually release and waive unto the other, all rights to claim damages, cost or expenses for any injuries to persons (including death) or property caused by casualty of any type whatsoever in or about the Premises, if the amount of such damages, cost or expense has been paid to such party under the terms of any policy of insurance. All insurance policies carried with respect to this Lease, if permitted under applicable law, shall contain a provision whereby the insurer waives, prior to loss, all rights of subrogation against either Landlord or Tenant.

25. Entire Agreement. This Lease constitutes the entire understanding between the parties hereto. No changes, amendments, representations or agreements will be effective unless they are in writing and signed by authorized representatives of both parties. The terms and conditions of the Lease shall supersede all previous agreements, oral or otherwise. This Lease shall be governed by and construed pursuant to the laws of the State of North Carolina. Any applicable provisions required by federal, state, or local law are hereby incorporated by reference.
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      IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed in their respective names, as their official acts, by their duly authorized representatives, effective as of the day and year first above written.

ROCHE IMAGE ANALYSIS SYSTEMS, INC. ("TENANT")

BY:/s/ illegible
   -------------------------------
TITLE: VP Finance & Treasurer
      -------------------------------
WITNESS

  /s/ illegible
   -------------------------------




ROCHE BIOMEDICAL LABORATORIES, INC. ("LANDLORD")

BY: /s/ illegible
   -------------------------------
TITLE:     SVP
      -------------------------------


WITNESS

  /s/ illegible
   -------------------------------

                                    EXHIBIT A

                          DESCRIPTION OF THE PREMISES

Approximately 13,500 square feet located within the building located at 112 Orange Drive, Elon College, North Carolina 27244.

LABCORP
Laboratory Corporation of America
Laboratory Corporation of America(TM)Holdings
348 South Main Street
Burlington, North Carolina 27215
Telephone: 800-222-7566, extension 6582
FAX:  910-229-4847

MICHAEL K. MOORE
AVP - FACILITIES PLANNING


January 10, 1996

Mr. Ernie Knesel
Roche Image Analysis Systems, Inc.
112 Orange Drive
Elon College, NC 27244

Re: Lease between Roche Biomedical Laboratories, Inc. and Roche Image Analysis Systems, Inc.

Dear Mr. Knesel:

Please let this letter serve as official notice that Laboratory Corporation of America Holdings ("LabCorp") is successor to Roche Biomedical Laboratories, Inc. and its interest in the above mentioned Lease.

It is our understanding that you wish to renew your current Lease at 112 Orange Drive, Elon College, NC. The Renewal Term will begin April 25, 1996 and end April 30, 1997. Per the terms of the Lease, Paragraph 3, an independent appraisal was obtained for the subject property in October, 1995. You have seen a copy of this appraisal, and have agreed to the increased rental rate.

LabCorp will renew your Lease for one year at the rate of $8.25/square foot, for an annual total of $111,375.00, payable in monthly installments of $9,281.25.

Please indicate your acceptance of this renewal, with the agreed upon rate, by signing below and returning this letter to me.

Sincerely,

/s/ Michael K. Moore

Michael K. Moore
AVP - Facilities Planning


Accepted:    /s/ E.A. Knesel Jr.                              Date:  1-22-96
         -----------------------                                   -------------

LABCORP
Laboratory Corporation of America

Laboratory Corporation of America(TM)Holdings
348 South Main Street
Burlington, North Carolina 27215
Telephone: 800-222-7566, extension 6582
FAX:  910-229-4847

MICHAEL K. MOORE
AVP - FACILITIES PLANNING


March 18, 1997

Mr. Bill Green
AutoCyte
112 Orange Drive
Elon College, NC 27244

Re: Lease between LabCorp (formerly Roche Biomedical Laboratories, Inc.) and AutoCyte (formerly Roche Image Analysis Systems, Inc.) for 112 Orange Drive, Elon College, NC

Dear Mr. Green:

It is our understanding that at the expiration of your current lease, April 30, 1997, you wish to remain as a month to month tenant, until approximately December 31, 1997.

LabCorp will permit this tenancy, at the current rental rate of $9,281.25 per month, with the understanding that you will provide 30 days written notice of intent to vacate, as stated in paragraph 5 of the Lease.

Sincerely,


   /s/ Michael K. Moore

Michael K. Moore
AVP - Facilities Planning